Exhibit 30(d)(ii)

RIDER FOR PAYMENT OF PREMIUM BENEFIT UPON INSURED'S
TOTAL DISABILITY

This benefit is a part of this contract only if it is
listed on a contract data page.

Total Disability Benefit Subject to the conditions and exceptions stated below, after we have approved a claim, we will pay premiums
into the contract on each monthly date while the
Insured is totally disabled. The amounts of these
payments are shown under the Schedule of Disability
Benefits in this rider. This is subject to all the
provisions of this rider and the rest of this
contract. We treat each payment made by us as
described under Premium Payment. Payments made by us
will be used to increase the accumulated premiums
described in Death Benefit Guarantee.

Total Disability Defined When we use the terms total disability and totally disabled in this benefit we mean that: (1) until the
Insured has stayed totally disabled for two years, the
Insured cannot, due to sickness or injury, perform any
of the duties of his or her regular occupation; but
(2) after the Insured has stayed totally disabled for
two years, the Insured cannot, due to sickness or
injury, perform any gainful work for which the Insured
is reasonably fitted by education, training or
experience.

Except for what we state in the next sentence, we will
at no time regard an Insured as totally disabled who
is doing gainful work for which the Insured is
reasonably fitted by education, training, or
experience. We will regard an Insured as totally
disabled, even if working or able to work, if the
Insured incurs, during a period in which premiums are
eligible to be paid by us as we describe below, one of
the following: (1) permanent and complete blindness of
both eyes; or (2) physical severance of both hands at
or above the wrists or both feet at or above the
ankles; or (3) physical severance of one hand at or
above the wrist and one foot at or above the ankle.

Premiums Eligible To If the Insured becomes totally disabled before the
Be Paid By Us first contract anniversary following the Insured's
60th birthday and that total disability begins: (1) on
or after the first contract anniversary following the
Insured's 5th birthday, if the contract date was
before that birthday; or (2) on or after the contract
date, if that date was on or after the Insured's 5th
birthday, we will make payments under this benefit on
each monthly date while the Insured remains totally
disabled.

If the Insured becomes totally disabled on or after
the first contract anniversary following the Insured's

60th birthday, we will make payments under this
benefit on each monthly date before the first contract
anniversary following the Insured's 65th birthday and
while the Insured remains totally disabled.

If the Insured becomes totally disabled on or after
the first contract anniversary after the Insured's
65th birthday, we will not make any payments during
that period of total disability.

Conditions We will not pay any premiums into the contract until we approve a claim. Once approved, we will pay into
the contract as of each monthly date the premiums
shown under the Schedule of Disability Benefits for
monthly dates on and after the onset of total
disability and through the date of approval.

Before we will approve a claim, all of these
conditions must be met: (1) The Insured must become
totally disabled while this contract is in force and
not in default past the last day of the grace period;
(2) The Insured must be totally disabled for a period
of at least six continuous months while living; (3) We
must receive proof of total disability in a form
satisfactory to us.

Exceptions We will not pay any premiums into the contract if the
Insured becomes totally disabled from: (1) an injury
the Insured causes to himself or herself, on purpose;
or (2) sickness or injury due to service on or after
the date of this rider in the armed forces of any
country(ies) at war. The word war means declared or
undeclared war and includes resistance to armed
aggression.

Successive Disabilities Here is what happens if the Insured has at least one payment made by us while totally disabled, then gets
well, and then becomes totally disabled again. In this
case, we will not apply the six-month continuous
disability period that would otherwise be required by
Condition (2) and will consider the second period of
total disability to be part of the first period
unless: (A) the Insured has done gainful work, for
which the Insured is reasonably fitted, for at least
six months between the periods; or (B) the Insured
became totally disabled the second time from an
entirely different cause.

If we do not apply the six-month period required by
Condition (2), we also will not count the days when
there was not total disability as part of the two year
period when total disability means the Insured cannot
do any of the duties of the Insured's regular
occupation.

Notice and Proof of Notice and proof of any claim should be given to us,
Claim if possible, while the Insured is living and totally
disabled. We may also require proof from time to time
that the Insured is still totally disabled. After the
Insured has been continuously totally disabled for two

years, we will not ask for proof of continued total
disability more than once a year; and we will require
no further proof of continued total disability after
the first contract anniversary following the Insured's
65th birthday if the Insured has then been
continuously totally disabled for at least five years.
As a part of any proof, we have the right to require
that the Insured be examined at our expense by doctors
of our choice.

Changes in the Basic The amounts shown in the Schedule of Disability
Insurance Amount Benefits are based on the amounts in the Limited Death
Benefit Guarantee column of the Table of Death Benefit
Guarantee Values. If the basic insurance amount
changes, the amounts shown in that table will change
as well as the amounts of charges and benefits nder
this rider.

If the basic insurance amount increases, the amounts
shown in the Schedule of Disability Benefits and the
charges for this benefit will increase. If the basic
insurance amount decreases, the amounts shown in the
Schedule of Disability Benefits and the charges for
this benefit will decrease.

When there is a change in the basic insurance amount,
we will send you a new Schedule of Disability Benefits
and contract data pages reflecting the recomputed
charges and benefits.

If there is a change in the basic insurance amount
which takes effect while the Insured is totally
disabled but before we have approved a claim for
benefits under this rider, we will pay premiums into
the contract following an approval of the claim in
accordance with the Schedule of Disability Benefits
that was in effect immediately prior to the change of
the basic insurance amount.

You may not change the basic insurance amount while we
are making payments under this benefit.

Benefit Charges The monthly charge for this benefit is deducted on each monthly date from the contract fund. The amount
of that charge is stated under Adjustments to the
Contract Fund in the contract data pages.

Premiums Paid During You may make premium payments if you wish, as provided
Total Disability in the Premium Payment section of the contract even when we are making payments under this benefit.

When We Will Stop We will stop paying premiums if: (1) total disability
Paying Premiums ends; or (2) we ask for proof that the Insured is totally disabled and we do not receive it by the date
requested; or (3) we require that the Insured be
examined and the Insured fails to do so; or (4) the
Insured became totally disabled on or after the first
contract anniversary following his or her 60th
birthday and the contract has remained in force until

the first contract anniversary following his or her
65th birthday.

Default This contract may go into default while we are making payments under this benefit. In that event, we will
continue to pay these premiums on each monthly date
during the grace period. But we will stop paying
premiums when the grace period ends if the amount
needed to keep the contract in force is not paid.

Termination This benefit will end and we will pay no more premiums into the contract for you on the earliest of:

1. the end of the grace period if the contract is in
default;

2. the end of the day before the first contract
anniversary that follows the Insured's 65th
birthday unless the Insured has stayed totally
disabled since before the first contract
anniversary that follows the 60th birthday;

3. the date the contract ends for any other reason.

This Supplementary Benefit rider attached to this
contract on the Contract Date

Pruco Life Insurance Company,

By A B C

Secretary